UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2016

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36418	46-4500216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 5th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 883-3800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective August 5, 2016, Moelis & Company (the “Company”) appointed Chris Callesano, age 43, as Principal Accounting Officer.   Prior to his appointment, Mr. Callesano was Senior Vice President and Corporate Controller of the Company since 2010. From 2008 to 2010, Mr. Callesano was Senior Managing Director of Financial Reporting and Accounting Policy at NASDAQ OMX where he was responsible for preparing the financial statements filed with the SEC. Previously, Mr. Callesano worked at Merrill Lynch from 2004 to 2008, most recently as Director of Corporate Reporting.  Prior to joining Merrill Lynch, Mr. Callesano held various other accounting positions, including as an auditor with Ernst & Young. Mr. Callesano holds a B.S. in Accounting from Penn State University and an M.B.A. in Finance from the Stern School of Business at New York University. He is a CPA licensed in New York State.

In addition, Mr. Callesano and the Company have entered into the Company’s standard indemnification agreement substantially in the form attached as Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333- 200035) filed by the Company with the Securities and Exchange Commission on November 10, 2014.

There are no family relationships between Mr. Callesano and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There is no arrangement or understanding between Mr. Callesano and any other person pursuant to which Mr. Callesano was appointed as Chief Accounting Officer of the Company. Mr. Callesano has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Callesano has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as Principal Accounting Officer other than the indemnification agreement referenced above.

Item 9.01              Financial Statements and Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date: August 5, 2016